EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We have issued our reports dated March 14, 2008, (which report expressed an unqualified opinion and included an explanatory paragraph relating to the application of Financial Accounting Standards Board Statement (FASB) No. 157 and FASB No. 159 as of January 1, 2007 and FASB No. 123(R) and FASB No. 158 in 2006) accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Flushing Financial Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Form S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; and 333-136669, effective August 16, 2006).

/s/ GRANT THORNTON LLP
New York, New York

March 14, 2008

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